Item 77.I Terms of New or Amended Securities

Morgan Stanley Mortgage Securities Trust


Effective October 27, 2017, Morgan Stanley Mortgage
Securities Trust made changes to the section
"Shareholder Information - Share Class Arrangements, as described in the supplement to the Prospectus and filed via EDGAR with the Securities and Exchange
Commission on October 27, 2017 (accession number
0001104659-17-064303) and incorporated by reference herein.